Exhibit 15
                                                           ----------




Polaroid Corporation
Technology Square
Cambridge, MA  02139


Re: Registration Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 18, 1995, July 18, 1995 and October 17, 1995 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                 Very truly yours,


                                            /s/ KPMG Peat Marwick LLP





Boston, Massachusetts
February 6, 1996